UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2007

MATERIAL SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 27, 2007, the Board of Directors of Material Sciences Corporation, a Delaware corporation (the “Company”), determined that due to a change in responsibilities, Kevin R. Williams is no longer an executive officer of the Company. Mr. Williams continues to be employed as the Company’s Vice President, Operations.

(d) On June 27, 2007, the Board of Directors of the Company (the “Board of Directors”), upon the recommendation of its Compensation, Organization and Corporate Governance Committee, increased the size of the Board of Directors from seven to eight directors and appointed Dominick J. Schiano to fill the newly created vacancy. Mr. Schiano was appointed to serve on the Audit Committee of the Board of Directors. Mr. Schiano’s initial term as a director will expire at the 2008 Annual Meeting. A copy of the press release issued on July 3, 2007 is attached as an exhibit to this Form 8-K and is incorporated herein by reference.

Mr. Schiano is not party to any arrangement or understanding with any other person in connection with his appointment as a director of the Company. There are no transactions in which Mr. Schiano has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(e) On June 18, 2007, the Company notified Mr. Williams that the severance and change in control agreement (the “Williams Agreement”) dated July 15, 2005 between Mr. Williams and the Company would be terminated as of June 30, 2007. On June 27, 2007, the Board of Directors authorized the termination as of June 30, 2007 of the Williams Agreement and the severance and change in control agreements that the Company had entered into with each of Clifford D. Nastas, its Chief Executive Officer, James M. Froisland, its Chief Financial Officer, John M. Klepper, its Vice President, Human Resources, and Mark J. Gresser, its Vice President, Sales & Marketing, Operations (each a “Terminated Agreement” and, collectively with the Williams Agreement, the “Terminated Agreements”). Each of these Terminated Agreements provide that they automatically renew on June 30 of each year unless either party delivers written notice to the other party at least sixty (60) days in advance of June 30 of any such year that it desires to terminate the Terminated Agreement; however, the Company has obtained waivers from such notice requirement with each of the above named executives. A more detailed description of the terms of the Terminated Agreements is contained in the Company’s definitive proxy statement for its 2007 Annual Meeting of Shareowners that was filed with the Securities and Exchange Commission on May 29, 2007 which disclosure is incorporated herein by reference.

In addition, the Company has entered into new severance and change in control agreements that are effective as of July 1, 2007 (each a “Severance Agreement” and collectively, the “Severance Agreements”) with the Company’s current executive officers, Messrs. Nastas, Froisland, Klepper, Gresser and Robert Rogowski, its Vice President, Controller.

The Severance Agreements, each of which have identical terms, have a term of one year, and are automatically renewable for successive one-year terms unless either party gives written notice at least 60 days prior to the expiration of the then current term that such party seeks to terminate the agreement as of June 30 of the then current year.

In the event that the Company terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge, prior to a change in control of the Company, the executive will be entitled to receive severance in the amount of 1.0 times the sum of such executive’s base salary and the cash amount awarded to the executive under the management incentive plan for the most recently completed fiscal year (the “Compensation Amount”).

In the event that within 15 months of a Change in Control (as defined in the Severance Agreements) (1) the Company terminates the executive’s employment for any reason other than for cause, death or disability, or (2) if the executive terminates his employment in the event of a termination by constructive discharge, the executive will be entitled to receive severance in the amount of 1.5 times such executive’s Compensation Amount plus all accrued but unpaid salary and accrued unused paid time off as of the date the executive’s employment is terminated. In addition, a pro rata portion of any stock options or shares of restricted stock which are unvested immediately prior to a termination following a Change in Control shall become fully vested and remain exercisable for at least ninety days after a Change in Control. This pro rata portion is based on the time remaining in the respective stock option or restricted stock’s vesting period, or progress towards satisfaction of performance goals, as applicable.

In the event that the Company terminates an executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge, the executive is also entitled to outplacement and other benefits under his Severance Agreement. The executives are also subject to confidentiality, non-competition and non-solicitation covenants following termination of their employment.

The above summary of the Severance Agreements is qualified in its entirety by reference to the complete text of the form of Severance and Change in Control Agreement for Executive Officers of the Company, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Form of Severance and Change in Control Agreement for Executive Officers of Material Sciences Corporation
99.1	Press release dated July 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: July 3, 2007	By:	/s/ Clifford D. Nastas
	Name:	Clifford D. Nastas
	Title:	Chief Executive Officer